Exhibit 99.1

 February 23, 2023  MEI Pharma and Infinity Pharmaceuticals Announce Definitive Merger Agreement to Advance 3 Promising Clinical Oncology Candidates

 2  Cautionary Statement Regarding Forward-Looking Statements  Certain statements contained in this filing may be considered forward-looking statements within the meaning of the federal securities law. Such statements are based upon current plans, estimates and expectations of the management of MEI and Infinity that are subject to various risks and uncertainties that could cause actual results to differ materially from such statements. The inclusion of forward-looking statements should not be regarded as a representation that such plans, estimates and expectations will be achieved. Words such as “anticipate,” “expect,” “project,” “intend,” “believe,” “may,” “will,” “should,” “plan,” “could,” “continue,” “target,” “contemplate,” “estimate,” “forecast,” “guidance,” “predict,” “possible,” “potential,” “pursue,” “likely,” and words and terms of similar substance used in connection with any discussion of future plans, actions or events identify forward-looking statements. All statements, other than historical facts, including statements regarding: the expected timing of the closing of the proposed merger; the ability of the parties to complete the proposed merger considering the various closing conditions; the expected benefits of the proposed merger, including estimations of anticipated cost savings and cash runway; the competitive ability and position of the combined company; the potential, safety, efficacy, and regulatory and clinical progress of the combined company’s product candidates, including the anticipated timing for initiation of clinical trials and release of clinical trial data and the expectations surrounding potential regulatory submissions, approvals and timing thereof; the sufficiency of the combined company’s cash, cash equivalents and short-term investments to fund operations; and any assumptions underlying any of the foregoing, are forward-looking statements. Important factors that could cause actual results to differ materially from MEI’s and Infinity’s plans, estimates or expectations could include, but are not limited to: (i) the risk that the proposed merger may not be completed in a timely manner or at all, which may adversely affect MEI’s and Infinity’s businesses and the price of their respective securities; (ii) uncertainties as to the timing of the consummation of the proposed merger and the potential failure to satisfy the conditions to the consummation of the proposed merger, including obtaining stockholder and regulatory approvals; (iii) the proposed merger may involve unexpected costs, liabilities or delays; (iv) the effect of the announcement, pendency or completion of the proposed merger on the ability of MEI or Infinity to retain and hire key personnel and maintain relationships with customers, suppliers and others with whom MEI or Infinity does business, or on MEI’s or Infinity’s operating results and business generally; (v) MEI’s or Infinity’s respective businesses may suffer as a result of uncertainty surrounding the proposed merger and disruption of management’s attention due to the proposed merger; (vi) the outcome of any legal proceedings related to the proposed merger or otherwise, or the impact of the proposed merger thereupon; (vii) MEI or Infinity may be adversely affected by other economic, business, and/or competitive factors; (viii) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement and the proposed merger; (ix) restrictions during the pendency of the proposed merger that may impact MEI’s or Infinity’s ability to pursue certain business opportunities or strategic transactions; (x) the risk that MEI or Infinity may be unable to obtain governmental and regulatory approvals required for the proposed merger, or that required governmental and regulatory approvals may delay the consummation of the proposed merger or result in the imposition of conditions that could reduce the anticipated benefits from the proposed merger or cause the parties to abandon the proposed merger; (xi) risks that the anticipated benefits of the proposed merger or other commercial opportunities may otherwise not be fully realized or may take longer to realize than expected; (xii) the impact of legislative, regulatory, economic, competitive and technological changes; (xiii) risks relating to the value of MEI shares to be issued in the proposed merger; (xiv) the risk that integration of the proposed merger post-closing may not occur as anticipated or the combined company may not be able to achieve the benefits expected from the proposed merger, as well as the risk of potential delays, challenges and expenses associated with integrating the combined company’s existing businesses; (xv) exposure to inflation, currency rate and interest rate fluctuations, as well as fluctuations in the market price of MEI’s and Infinity’s traded securities; (xvi) the impact of the COVID-19 pandemic on MEI’s and Infinity’s industry and individual companies, including on counterparties, the supply chain, the execution of clinical development programs, access to financing and the allocation of government resources; (xvii) final data from pre-clinical studies and completed clinical trials may differ materially from reported interim data from ongoing studies and trials; (xviii) costs and delays in the development and/or U.S. Food and Drug Administration (“FDA”) approval, or the failure to obtain such approval, of the combined company’s product candidates; (xix) uncertainties or differences in interpretation in clinical trial results; (xx) the combined company’s inability to maintain or enter into, and the risks resulting from dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any product candidates; and (xxi) the ability of MEI or Infinity to protect and enforce intellectual property rights; and (xxii) the unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism or outbreak of war or hostilities, as well as MEI’s and Infinity’s response to any of the aforementioned factors. Additional factors that may affect the future results of MEI and Infinity are set forth in their respective filings with the United States Securities and Exchange Commission (the “SEC”), including each of MEI’s and Infinity’s most recently filed Annual Reports on Form 10-K, subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC, which are available on the SEC’s website at www.sec.gov. See in particular MEI’s Annual Report on Form 10-K for the fiscal year ended June 30, 2022 in Part I, Item 1A, “Risk Factors,” and Infinity’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 in Part I, Item 1A, “Risk Factors,” as updated by Infinity’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022, and September 30, 2022, in Part I, Item 1A, “Risk Factors.” The risks and uncertainties described above and in the SEC filings cited above are not exclusive and further information concerning MEI and Infinity and their respective businesses, including factors that potentially could materially affect their respective businesses, financial conditions or operating results, may emerge from time to time. Readers are urged to consider these factors carefully in evaluating these forward-looking statements, and not to place undue reliance on any forward-looking statements. Any such forward-looking statements represent management’s reasonable estimates and beliefs as of the date of this presentation. While MEI and Infinity may elect to update such forward-looking statements at some point in the future, they disclaim any obligation to do so, other than as may be required by law, even if subsequent events cause their views to change.     This presentation contains hyperlinks to information that is not deemed to be incorporated by reference.

 Additional Information  3  Important Information about the Merger and Where to Find It     This communication relates to a proposed transaction between Infinity Pharmaceuticals, Inc. (“Infinity”) and MEI Pharma, Inc. (“MEI”). In connection with the proposed merger, MEI and Infinity plan to file with the SEC a registration statement on Form S-4 that will include a joint proxy statement of MEI and Infinity that also constitutes a prospectus of Infinity. Each of MEI and Infinity also plan to file other relevant documents with the SEC regarding the proposed merger. Any definitive joint proxy statement/prospectus regarding the proposed merger (as amended or supplemented from time to time, the “Joint Proxy Statement/Prospectus”), if and when available, will be mailed to stockholders of MEI and Infinity. INVESTORS AND MEI’S AND INFINITY’S RESPECTIVE STOCKHOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED BY EACH OF MEI AND INFINITY WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND THE PARTIES TO THE PROPOSED MERGER. Investors and stockholders will be able to obtain a free copy of the Joint Proxy Statement/Prospectus and other documents containing important information about MEI and Infinity, once such documents are filed with the SEC, from the SEC’s website at www.sec.gov. MEI and Infinity make available free of charge at www.meipharma.com and www.infi.com, respectively (in the “Investors” and “Investors/Media” sections, respectively), copies of materials they file with, or furnish to, the SEC.     Participants in the Solicitation     MEI, Infinity and their respective directors, executive officers and certain employees and other persons may be deemed to be participants in the solicitation of proxies from the stockholders of MEI and Infinity in connection with the proposed merger. Securityholders may obtain information regarding the names, affiliations and interests of MEI’s directors and executive officers in MEI’s Annual Report on Form 10-K for the fiscal year ended June 30, 2022, which was filed with the SEC on September 8, 2022, and its definitive proxy statement for the 2022 annual meeting of stockholders, which was filed with the SEC on October 27, 2022. Securityholders may obtain information regarding the names, affiliations and interests of Infinity’s directors and executive officers in Infinity’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, which was filed with the SEC on March 29, 2022, and its definitive proxy statement for the 2022 annual meeting of stockholders, which was filed with the SEC on April 25, 2022. Additional information regarding the interests of such individuals in the proposed merger will be included in the Joint Proxy Statement/Prospectus relating to the proposed merger when it is filed with the SEC. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov, MEI’s investor website at https://www.meipharma.com/investors and Infinity’s investor website at https://investors.infi.com/.     No Offer or Solicitation     This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

 4  Early Clinical Studies   Later Stage Clinical Studies   Company Infrastructure and   Balance Sheet  NewCo  Voruciclib in AML  ME-244 in CRC  Clinical Data End 2023   Eganelisib in SCCHN  Initial Safety and Efficacy, 2H 2024  ~ 50 people  Cash runway to mid 2025  Data on All 3 Programs  Expand and Diversify Product Pipeline, Leverage Public Company Infrascture   and Teams, Generate Data on All Three Programs within Cash Runway   Phase 2 Controlled Study   Eganelisib in SCCHN  ~ 30 people  Cash into 2024  Phase 1 POC* studies   Voruciclib in AML*  ME-244 in CRC*  YE 2022 Cash $124M  Complementary Pipeline, Teams and Resources  * Proof of concept (POC) Acute myeloid leukemia (AML): Colorectal cancer (CRC)

 5  Early Clinical Studies   Later Stage Clinical Studies   Company Infrastructure and   Balance Sheet  NewCo  Voruciclib in AML  ME-244 in CRC  Clinical Data End 2023   Eganelisib in SCCHN  Initial Safety and Efficacy, 2H 2024  ~ 50 people  Cash runway to mid 2025  Data on All 3 Programs  Expand and Diversify Product Pipeline, Leverage Public Company Infrascture   and Teams, Generate Data on All Three Programs within Cash Runway   Phase 2 Controlled Study**   Eganelisib in HNSCC*  Cash into 2024  YE 2022 Cash $124M  Complementary Pipeline, Teams and Resources  Phase 1 POC* studies   Voruciclib in AML*  ME-244 in CRC*  * Proof of concept (POC) Acute myeloid leukemia (AML): Colorectal cancer (CRC); Head and Neck Squamous Cell Carcinoma (HNSCC)  **Planned study and subject to FDA review.

 6  Early Clinical Studies   Later Stage Clinical Studies   Company Infrastructure and   Balance Sheet  Combined Company  (Anticipated events   and timings)  Voruciclib in AML  ME-344 in CRC  Top Line Results YE 2023   Eganelisib in HNSCC  Initial Safety and Efficacy, 2H 2024*  Cash Runway to mid 2025, Data Expected on 3 Programs  Expand and Diversify Product Pipeline, Leverage Public Company Infrastructure   and Teams, Generate Data on All Three Programs within Cash Runway   Phase 2 Controlled Study   Eganelisib in HNSCC  Cash into 2024  Phase 1 POC Studies   Voruciclib in AML  ME-344 in CRC   YE 2022 Cash $124M  Complementary Pipeline, Teams and Resources  * Planned study and subject to FDA review.

 A Combined Company with Significant Opportunities for Value Creation  Experienced Leadership Team  Three differentiated, promising, clinical candidates based on solid science and data  Pipeline led by planned eganelisib Phase 2 HNSCC Study*  Expected Funding though mid-2025 and clinical data over the next 12-24 months  Pipeline intended to address known resistance mechanisms and enhance existing therapies  &  7  * Planned study and subject to FDA review.

 Leadership with Extensive Industry and Oncology Drug Development Expertise  8  EXECUTIVE LEADERSHIP   David Urso, Chief Executive Officer  Robert Ilaria, Jr., MD, Chief Medical Officer  Stéphane Peluso, PhD, Chief Scientific Officer  BOARD   David Urso  Adelene Perkins  Daniel Gold, PhD  Richard Gaynor, MD  Norman C. Selby (Chair)  Charles V. Baltic III, JD  Thomas Reynolds, MD, PhD  Sujay Kango

3 Clinical-Stage Oncology Programs Expected to be Funded Through Mid-2025

INVESTIGATIONAL AGENTS	THERAPEUTIC AREA	COMBINATION	PHASE 1/1B	PHASE 2	PHASE 3	Initial Clinical Data*
Eganelisib Oral PI3K Gamma Inhibitor	**Head & Neck Squamous Cell Carcinoma**[1] 1L Recurrent	KEYTRUDA®				2H 2024
Voruciclib Oral CDK9 Inhibitor	**Acute Myeloid Leukemia** Relapsed/refractory (2L+)	VENCLEXTA®				~YE 2023
ME-344 Mitochondrial Inhibitor	**Colorectal Cancer**[2] Relapsed	AVASTIN®				~YE 2023

* Expected timing.

1. Study in planning and pending review by FDA.
2. Study pending initiation.

9

Abbreviated pipeline of combined company

 Transaction Structure  Stock-for-stock merger: Infinity stockholders will receive shares of MEI common stock   Infinity will become a wholly owned subsidiary of MEI pharma  Pro forma outstanding equity of the combined company post-closing: Approximately 58% MEI and approximately 42% Infinity  Combined company will continue to trade on Nasdaq under a new name to be determined  Expected transaction closing in mid-2023  Approved by both companies’ boards  Projected approximately $100 million in cash, cash equivalents, and short-term investments at closing  Subject to approval by stockholders of both companies, as well as customary closing conditions and regulatory approvals  Approvals and Closing  Transaction Summary  10

 Eganelisib, PI3K-�� Inhibitor for Next Generation Macrophage Reprogramming Cancer Immunotherapy  Evans et al ACS Med Chem Let 2016 7 862

PI3K-γ is Differentiated from Other PI3K Isoforms

PI3K-γ		PI3K-δ	PI3K-β	PI3K-α
Myeloid cells	VS	B cells and T-cells	Ubiquitous	Ubiquitous
Immune cell trafficking **Macrophage polarization**		B-cell and T-cell activation and function	Platelet activation Insulin signaling	Insulin signaling
KO viable, immunodeficiency and immunopathology phenotype		KO viable, immunodeficiency and immunopathology phenotype	Embryonic lethal	Embryonic lethal
Macrophage reprogramming for immunotherapy in solid tumors		B-cell malignancies	PTEN-deleted solid tumors	PI3K-α mutated solid tumors
Eganelisib		ZYDELIG® COPIKTRA® UKONIQ® Zandelisib	GSK2636771	PIQRAY®

12

 Cellular IC50  pAKT IC50 (nM)  Eganelisib, a Potential First-in-Class, Selective PI3K- Inhibitor with a Strong Scientific Foundation as a Next Generation Cancer Immunotherapy  13  Evans et al ACS Med Chem Let 2016 7 862 │ McGovern et al. AACR-NCI-EORTC 2015 #A192 │ Kaneda et al. Nature 2016 539 437 │ De Henau et al. Nature, 2016 539 443    Eganelisib  Eganelisib

TAM* Reprogramming with Eganelisib Designed to Reshape the Immunosuppressive Tumor Microenvironment to Enhance Immune Checkpoint Inhibitors Activity

*Tumor-associated macrophages (TAMs)


Suppressed T cells
M2-like Macrophages
Growing Tumor Cells
Macrophage Reprogramming with Eganelisib & PI3K-γ inhibition
M1-like Macrophages
Activated T Cells
Dying Tumor Cells

M2-like Macrophages

- Immunosuppressive
- Correlate with poor prognosis
- Support tumor immune evasion, metastasis, angiogenesis
- **Key contributors to resistance to immunotherapy, targeted therapy, chemotherapy**

M1-like Macrophages

- Immunostimulatory
- Correlate with favorable prognosis
- **Favor response to immunotherapy, targeted therapy, chemotherapy**

14

Molgora & Colonna *Med* 2021 *2* 666 | Cassetta & Pollard *Nature Rev Drug Disc* 2018 *17* 887

MARIO Clinical Program has Demonstrated Eganelisib Clinical Activity Across Multiple Combinations and Tumor Types

MARIO
MACROPHAGE REPROGRAMMING IN IMMUNO-ONCOLOGY

	PHASE 1	PHASE 1B	PHASE 2	KEY STUDY DATA
MARIO-1 Bristol Myers Squibb				
Progressed on Immediate Prior CPI Advanced Solid Tumors (Head & Neck Cohort): Eganelisib + Opdivo (Phase 1 – Phase 1B)				HNSCC mPFS: 3.7 mos, Median (95%) (1.9, 5.5)[4] Benchmark KEYNOTE-048 mPFS: 2.3 mos w/Pembro monotherapy[7]
MARIO-275 Bristol Myers Squibb				
CPI Naïve 2nd Line Urothelial Cancer, Randomized Study Eganelisib + Opdivo vs Opdivo + placebo (Phase 1 – Phase 2)				ITT mOS: 15.7 mos vs 7.9 mos on control[1] At 2yrs: 45% alive on combo vs. 24% on control[1a]
MARIO-3 Roche Genentech				
CPI + Chemo Frontline Metastatic TNBC, Eganelisib + Tecentriq + Abraxane (Phase 1 – Phase 2)				ITT 1 year PFS Rate: 31.5% (19.3, 45.2)[5] Benchmark IMpassion130 ITT 1 year PFS rate: 23.7% (19.6, 27.9)[6]
ARC-2 Arcus Biosciences				
CPI Free TNBC and Ovarian Cancer, Eganelisib + etrumadenant + Doxil® (Phase 1 – Phase 1B)				TNBC ORR: 25% vs. 9% (Arc-2 cohort without eganelisib)[3] Ovarian ORR: 75% vs. 14% (Arc-2 cohort without eganelisib)[3]

1. November 30, 2021 data snapshot; 1a. July 29 2022 2-year landmark analysis 2. Soliman et all, SABCS 2021 Compared to IMpassion 130 data presented by Emens, LA, 2018 SABCS, abstract GS1-04; 3. Gardner O et al. SABCS 2020 Triplet Arm (Eganelisib + Etrumadenant + Doxil) versus Doublet Arm (Etrumadenant + Doxil); Doxil® is a registered trademark of Baxter Healthcare Corporation. 4. Cohen et al. SITC 2020 5. October 2022 Data Cut 6. NEJM November 29, 2018 7. The Lancet November 23, 2019

15

MARIO Clinical Program has Demonstrated Eganelisib Clinical Activity Across Multiple Combinations and Tumor Types

MARIO
MACROPHAGE REPROGRAMMING IN IMMUNO-ONCOLOGY

Eganelisib + CPI	PHASE 1	PHASE 1B	PHASE 2	KEY STUDY DATA
MARIO-1 Bristol Myers Squibb				
Progressed on Immediate Prior CPI Advanced Solid Tumors (Head & Neck Cohort): Eganelisib + Opdivo				HNSCC mPFS: 3.7 mos, Median (95%) (1.9, 5.5)[4] Benchmark KEYNOTE-048 mPFS: 2.3 mos w/Pembro monotherapy[7]
MARIO-275 Bristol Myers Squibb				
CPI Naïve 2nd Line Urothelial Cancer, Randomized Study Eganelisib + Opdivo vs Opdivo + placebo				ITT mOS: 15.7 mos vs 7.9 mos on control[1] At 2yrs: 45% alive on combo vs. 24% on control[1a]
MARIO-3 Roche Genentech A Member of the Roche Group				
CPI + Chemo Frontline Metastatic TNBC, Eganelisib + Tecentriq + Abraxane				ITT 1 year PFS Rate: 31.5% (19.3, 45.2)[5] Benchmark IMpassion130 ITT 1 year PFS rate: 23.7% (19.6, 27.9)[6]
ARC-2 Arcus Biosciences				
CPI Free TNBC and Ovarian Cancer, Eganelisib + etrumadenant + Doxil®				TNBC ORR: 25% vs. 9% (Arc-2 cohort without eganelisib)[3] Ovarian ORR: 75% vs. 14% (Arc-2 cohort without eganelisib)[3]

1. November 30, 2021 data snapshot; 1a. July 29 2022 2-year landmark analysis 2. Soliman et all, SABCS 2021 Compared to IMpassion 130 data presented by Emens, LA, 2018 SABCS, abstract GS1-04; 3. Gardner O et al. SABCS 2020 Triplet Arm (Eganelisib + Etrumadenant + Doxil) versus Doublet Arm (Etrumadenant + Doxil); Doxil® is a registered trademark of Baxter Healthcare Corporation. 4. Cohen et al. SITC 2020 5. October 2022 Data Cut 6. NEJM November 29, 2018 7. The Lancet November 23, 2019

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MARIO-275: Addition of Eganelisib to Standard of Care Nivolumab in CPI-Naïve Platinum Refractory 2L Urothelial Cancer Patients, Including PD-L1(-) Patients

MARIO
MACROPHAGE REPROGRAMMING IN IMMUNO-ONCOLOGY

Advanced Platinum Refractory 2nd Line Urothelial Cancer Patients

- MDSC all comers (pre-specified and stratified)
- PD-L1* status all comers (pre-specified)

Primary Objective: ORR in MDSC High

Key Secondary/Exploratory Objectives: DOR, PFS, OS, ORR in Total population + MDSC subset



R
Eganelisib 40/30mg QD**
+
Nivolumab 480 mg Q4W
2:1
randomization
Placebo
+
Nivolumab 480 mg Q4W
PD
Cross-over

DOR, duration of response; MDSC, myeloid-derived suppressor cells; ORR, overall response rate; OS, overall survival; PD-L1, programmed death-ligand 1; PFS, progression-free survival; Q4W, once every four weeks; QD, once a day

*PD-L1 expression measured in baseline/archival tumor biopsies with Dako PD-L1 immunohistochemical 28-8 pharmDx kit approved for nivolumab in UC, except 2 biopsies tested with 22C3 PD-L1 antibody prior to study (Tumor Proportion Score ≥1% cutoff for PD-L1(+))

**Infinity voluntarily paused enrollment in May 2020 and implemented a dose reduction of eganelisib from 40mg QD to 30mg QD to address reversible liver enzyme elevations.

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MARIO-275: TEAEs* Leading to Treatment Discontinuation of Eganelisib/Placebo and/or Nivolumab

MARIO MACROPHAGE REPROGRAMMING IN IMMUNO-ONCOLOGY

Hepatic TEAEs

Preferred Term (PT)	Egan + Nivo N=33, n (%)	Placebo + Nivo N=16 , n (%)	Total N=49, n (%)
Patients with >=1 hepatic TEAE	**7 (21.2)**	**0**	**7 (14.3)**
Alanine aminotransferase increased	2 (6.1)	0	2 (4.1)
Aspartate aminotransferase increased	1 (3.0)	0	1 (2.0)
Hypertransaminasaemia	2 (6.1)	0	2 (4.1)
Hepatotoxicity	2 (6.1)	0	2 (4.1)
Hepatic cytolysis	1 (3.0)	0	1 (2.0)

Non-Hepatic TEAEs

Preferred Term (PT)	Egan + Nivo N=33, n (%)	Placebo + Nivo N=16 , n (%)	Total N=49, n (%)
Patients with >=1 non-hepatic TEAE	**5 (15.2)**	**2 (12.5)**	**7 (14.3)**
Asthenia	2 (6.1)	0	2 (4.1)
Amylase increased	1 (3.0)	0	1 (2.0)
Lipase increased	1 (3.0)	0	1 (2.0)
Cardiac failure chronic	1 (3.0)	0	1 (2.0)
Diarrhoea	1 (3.0)	0	1 (2.0)
Decreased appetite	1 (3.0)	0	1 (2.0)
Hyperglycaemia	0	1 (6.3)	1 (2.0)
Ketoacidosis	0	1 (6.3)	1 (2.0)
Pemphigoid	0	1 (6.3)	1 (2.0)

Database lock 15 Nov 2021

Hepatic TEAEs

- No Hy's Law
- No grade 5 hepatic TEAE
- All hepatic Grade ≥3 TEAEs resolved in the combination arm except 2
  - One patient had grade 3 hepatotoxicity and subsequently died due to disease progression
  - One patient had grade 3 non-treatment - related ALP increased after treatment discontinuation for disease progression.

Mitigation:

- Dose reduced to 30 mg for MARIO-275 (same dose as used for MARIO-3 (combo with atezo/nab-pac))
- Increased, earlier LFT monitoring to allow earlier intervention

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*Treatment emergent adverse events

MARIO-275: Translational Data Showed Enhanced Immune Activation With Eganelisib + Nivolumab Versus Placebo + Nivolumab in Peripheral Blood

MARIO 275 MACROPHAGE REPROGRAMMING IN IMMUNO-ONCOLOGY

IFN-γ Responsive Cytokines CXCL10



*
*
NS
log2FC from baseline Concentration (pg/mL)
8
7
6
5
4
3
2
1
0
-1
-2
Day 0
Day 15
Day 0
Day 15
Eganelisib + Nivolumab (n=28)
Placebo + Nivolumab (n=12)

T Cell Reinvigoration



*
*
*
Ki67+ of PD1+ memory CD8 (%) log2FC over baseline
4
3
2
1
0
Day 0
Day 15
Day 0
Day 15
Eganelisib + Nivolumab (n=20)
Placebo + Nivolumab (n=9)

Similar results for CXCL9 (not shown)

*p<.05 Two-Way ANOVA

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Peluso Macrophage-Directed Therapies Summit 2022

 MARIO-275: ITT Two-Year Landmark Survival Analysis: 45% of Patients in the Eganelisib + Nivolumab Arm Alive vs 24% of Patients in the Nivolumab Control Arm  20  Overall Survival Results: ITT  HR of 0.58 (0.2737, 1.2394) Indicating 42% Reduction of Risk of Death  Eganelisib + Nivolumab  Placebo + Nivolumab  Peluso Macrophage-Directed Therapies Summit 2022  275

 1st Line  Chemo “X”  2nd Line  Chemo “Y”  3rd Line  Immediate Prior Checkpoint Inhibitor  IPI-549 + Checkpoint  Treatment  Stable Disease  Partial Response  Progressive Disease  Eganelisib Benefit  MARIO-1 Study Start  PD   PD  PD  PD  Tumor Burden  Study design examines the activity of eganelisib in patients not expected to respond to checkpoint inhibitor due to progression on immediate prior therapy, which included a checkpoint inhibitor  MARIO-1: Strategic Emphasis on Exploring Eganelisib + Nivolumab Combination in Patients Having Progressed on Immediate Prior CPI Therapy  21  1

MARIO-1: Reversible Hepatic and Skin AEs* were the Most Common Toxicities Observed When Eganelisib was Combined with Nivolumab

MARIO
MACROPHAGE REPROGRAMMING IN IMMUNO-ONCOLOGY

Treatment-related Adverse Events Occurring in at Least 5% Of Patients in the Eganelisib + Nivolumab Combination Therapy Cohort[a,b]

	Eganelisib dose escalation + nivolumab (Part C)						Eganelisib + nivolumab dose expansion (Parts E-H) 40 mg (n=149)	
	20 mg (n=7)		30 mg (n=12)		40 mg (n=12)			
n (%)	Any grade	G ≥ 3	Any grade	G ≥ 3b	Any grade	G ≥ 3c	Any grade	G ≥ 3d
Any treatment-related TEAE	4 (57)	1 (14)	9 (75)	4 (33)	9 (75)	5 (42)	110 (74)	58 (39)
Rash[e]	1 (14)	1(14)	5 (42)	1 (8)	8 (67)	3 (25)	77 (52)	21 (14)
AST increased			1 (8)	-	5 (42)	5 (42)	39 (26)	21 (14)
ALT increased			1 (8)	-	5 (42)	4 (33)	36 (24)	16 (11)
Fatigue					2 (17)	-	28 (19)	-
Nausea	1 (14)	-	1 (8)				21 (14)	2 (1)
Pyrexia			1 (8)	-	1 (8)	-	21 (14)	2 (1)
Blood ALP increased					2 (17)	-	13 (9)	6 (4)
Decreased appetite							12 (8)	-
Diarrhea			2 (17)	-	1 (8)	-	9 (6)	1 (1)
Vomiting	1 (14)	-	1 (8)	-	1 (8)	-	9 (6)	2 (1)
Chills							10 (7)	1 (1)
Arthralgia							9 (6)	-
Myalgia							9 (6)	-

[a] Eganelisib was administered once daily and nivolumab as 240 mg Q2W or 480 mg Q4W.

[b] Grade 3 events of dermatitis acneiform (n=1), joint effusion (n=1), and lipase increased (n=1) not shown.

[c] All events were grade 3 except for grade 4 ALT increased (n=1). Grade 3 event of abdominal pain (n=1).not shown.

[d] All events were grade 3 except for grade 4 AST increased (n=1), transaminases increased (n=1), and lymphocyte count decreased (n=1).

[e] Includes preferred terms pruritis, rash, rash macular, and rash maculopapular.

22

*Adverse Events

 MARIO-1: Activity of Eganelisib in Combination with Opdivo in HNSCC Patients Having Progressed on Immediate Prior CPI Therapy  23  Best % Change in Target Lesion Size from Baseline  mPFS in Keynote -048* for Pembro monotherapy in local recurrent pts = 2.3 months  mPFS in Keynote -048 for Pembro monotherapy in local recurrent pts with CPS ≥ 1 = 3.2 months  Database lock 13 Dec 2021  Postow et al., SITC 2020   *Burtness et al Lancet 2019  1  Total  N = 21  ≤ 2 Prior Lines  N = 11  ≥ 3 Prior Lines  N = 10  Best Overall Response         Partial Response (PR), n         Stable Disease (SD), n         Progressive Disease (PD), n         Unknown, n  2  7  10  2  2  2  5  2  0  5  5  0  Overall Response Rate (ORR) (PR), n (%)  2 (9.5)  2 (18.2)  0 (0)  Disease Control Rate (DCR)   (PR + SD), n (%)  9 (42.9)  4 (36.4)  5 (50.0)  Progression Free Survival (PFS in Months), Median (95%)  3.7 (1.9, 5.5)  5.3 (1.9, 11.1)  3.6 (0.5, 4.5)

Eganelisib Next Step: Randomized, Controlled Phase 2 Study in Head & Neck Cancer Patients

Rationale to Conduct a Global Phase 2 HNSCC Study

- Encouraging PFS data in MARIO-1 HNSCC patients having progressed on immediate prior CPI
- Clear medical need: poor survival -- median is 12.3 months* alone or in combination with chemo
- CPI established as SOC
- Significant number of patients

HNSCC: 1L Recurrent/Metastatic
CPS$\geq$1
Primary objective: OS
Key Secondary objectives: Safety/tolerability, PFS
N = ~170

R

Eganelisib + pembrolizumab

Placebo + pembrolizumab

Study design to be finalized pending review by FDA.

24

*Burtness et al Lancet 2019

 Eganelisib Summary  Highly specific, potential first-in-class, daily, oral small molecule inhibitor of PI3K-  Pre-clinical and clinical translational data support macrophage reprogramming-mediated immune activation   Data support rationale for combination with PD-1/PD-L1 inhibitors  Demonstrated clinical profile with clinical activity across multiple studies, including in randomized setting   Mechanism POC: Activity in combination with CPI in HNSCC patients having progressed on immediate prior CPI therapy  Favorable OS trend in a randomized, controlled, study in combination with CPI in CPI-naive, platinum refractory 2nd Line Urothelial Cancer Patients  Manageable safety profile  Planned HSNCC study with initial safety and PFS data expected in 2H 2024    (Pending FDA Review)   Proof of principle of combination designed to support eganelisib value in combinations where PD-1/PD-L1 inhibition is standard of care  25

 Voruciclib: Oral CDK9 Inhibitor

Voruciclib is an Orally Administered CDK9 Inhibitor: At the Axis of Cell Proliferation Regulation

CDK9 Regulates MCL1 and MYC

- MCL1 is a pro-survival protein in the BCL-2 family
- MYC is an oncoprotein that drives growth and proliferation in many tumor types

Increased MCL1 is an established venetoclax resistance mechanism

- Venetoclax inhibits BCL2 but can lead to stabilization of MCL1
- Voruciclib inhibits MCL1 via CDK9 inhibition

MYC is over expressed in many cancers, including those with KRAS mutations

- Inhibition of CDK9 leads to reduced transcription and stability of MYC
- Voruciclib downregulates MYC via CDK9 inhibition

Clinical Development Focus: Opportunities in Combination with Venetoclax in AML & B-cell Malignancies

27

Phase 1 Study: Voruciclib + Venetoclax in AML and B-cell Malignancies

- Study population
  - Relapsed/Refractory B-cell malignancies
  - Relapsed/Refractory AML
- Dose escalation with standard 3+3 design
  - Single agent
  - In combination with venetoclax

- Endpoints
  - Safety and tolerability
  - Pharmacokinetics
  - Biologic correlative studies
    - BH3 profiling, MCL-1 expression (Dana Farber)
    - Molecular mutations analysis (City of Hope)
  - Response rates

Voruciclib Monotherapy dose escalation/optimization

- **AML dose escalation complete**

50 mg ▶ 100 mg ▶ 150 mg ▶ 200 mg

B-cell arm enrolling (200 mg)

Voruciclib + Venetoclax dose escalation

V²

50 mg ▶ 100 mg ▶ 150 mg ▶ 200 mg

AML arm Enrolling (50 mg)

28

Monotherapy Safety Profile Does Not Suggest Overlapping Toxicity with Venetoclax in Patients with AML or B-cell Malignancies

Most Common (≥2 Patients) Treatment-Related AEs All Grades

n (%)	Group I (n=16)	Group II (n=13)	Total (n=29)
Any related adverse event	9 (56.3)	4 (30.8)	13 (44.8)
Fatigue	0	3 (23.1)	3 (10.3)
Nausea	1 (6.3)	2 (15.4)	3 (10.3)
Diarrhea	2 (12.5)	0	2 (6.9)
Vomiting	1 (6.3)	1 (7.7)	2 (6.9)

- Voruciclib at doses up to 200 mg administered on 14 consecutive days in a 28-day cycle was well tolerated, with no DLTs reported

Grade 3-4 Treatment-Related Adverse Events

	Group I (n=16)		Group II (n=13)	
n (%)	Gr 3	Gr 4	Gr 3	Gr 4
Acute respiratory failure	0	1 (6.3)	0	0
Dyspnea exertional	0	1 (6.3)	0	0
Respiratory failure	0	1 (6.3)	0	0
Hypoxia	1 (6.3)	0	0	0
Interstitial lung disease	1 (6.3)	0	0	0
Pneumonitis	1 (6.3)	0	0	0
AML differentiation syndrome	1 (6.3)	0	0	0
Lymphocyte count decreased	1 (6.3)	0	0	0
Malignant pleural effusion	1 (6.3)	0	0	0
Neutropenia	0	0	0	1 (7.7)
Thrombocytopenia	0	0	0	1 (7.7)
Anemia	0	0	1 (7.7)	0

* A patient may have ≥1 AE reported

- Grade 3-4 treatment-related AEs in Group I were primarily pulmonary and affected 3 patients (Table 3)
- No non-hematologic Grade 3-4 toxicities reported in Group II
- The 4-week mortality was 17% (4 in Group I and 1 in Group II), all associated with disease progression
- No evidence of drug-related neutropenia in patients with B-cell malignancies (Group I and II)
- No tumor lysis syndrome reported

Group 1 = 50 mg and 100 mg daily continuous; Group 2 is 100 mg, 150 mg, and 200 mg 2wk on 2wk off

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ASH 2021 Voruciclib Poster

 Voruciclib Summary  Oral CDK9 inhibitor: Pre-clinical data demonstrate down regulation of MCL1 and synergy with venetoclax in multiple hematologic malignancy models  Increased MCL1 is clinically established as a venetoclax resistance mechanism  Early clinical data demonstrates initial tolerability and activity  No overlapping toxicity with venetoclax predicted and no significant myelosuppression or TLS observed as monotherapy  The ongoing Phase 1b trial is expected to report initial results from the combination regimen around the end of 2023  Proof of principle of combination will support voruciclib value in combination where venetoclax is standard of care  30

 ME-344: Mitochondrial Inhibitor

Tumor Cell Metabolic Plasticity Provides Escape Route for Continued Growth

Problem: Tumors evade mitochondrial reliance for energy by shifting to glycolysis
Solution: VEGF inhibition to shift tumor glycolytic reliance towards mitochondrial dependence[1,2]

- In vivo, tumor cells display metabolic plasticity switching between glycolysis and mitochondrial metabolism
- Pre-clinical data demonstrate ability of VEGF inhibitors to modulate tumor's glycolytic dependence by increasing blood flow to the tumor and decreasing hypoxia-induced signal transduction[1,2]
- Investigator-sponsored study of ME-344 plus Avastin® in HER2-negative breast cancer demonstrated potential to prevent antiangiogenic escape[3]


TKIs treatments
TUMOR DEVELOPMENT
vehicle
VASCULAR NORMALIZATION
HIF1α
PPARα
AMPK
VASCULAR ABNORMALITY
Hypoxia
Glycolisis
Mitochondrial respiration
Energy
Tumor growth
lipids and ketones uptake
MITOCHONDRIAL INHIBITORS
Hypoxia
Glycolisis
Energy
Tumor growth
Mitochondrial respiration
METABOLIC SWITCH

32

[1] J Pharmacol Exp Ther. 2016 Aug;358(2):199-208; [2] Cell Rep. 2016 Jun 21;15(12):2705-18; [3] Clin Cancer Res (2020) 26 (1): 35–45.

Demonstrating Clinical Proof of Concept of ME-344 as a Novel Mitochondrial Inhibitor with the Potential to Prevent Anti-Angiogenic Escape in Combination with Bevacizumab

2019 ASCO ANNUAL MEETING

Clinical Study Objectives:

- Assess ability of bevacizumab to shift tumor reliance from glycolysis to mitochondrial metabolism
- Assess ability of ME-344 + Avastin to inhibit tumor proliferation compared to Avastin + placebo

Treatment-naïve HER2-negative breast cancer

Arm	Treatment
Arm A	Bevacizumab 15 mg/kg day 1 ME-344 10mg/kg days 8, 15, 21
Arm B	Bevacizumab 15 mg/kg day 1 Saline 500cc days 8, 15, 21

Sponsored by Spanish National Cancer Research Centre

Analysis:
FDG-PET: day1 and day 28
Biopsy: day1 and day28

Inclusion criteria: 42 Women>18yo with HER-2 negative early, treatment-naive, operable breast cancer (T>1 cm, any N, confirmed M0). Adequate organ function was mandatory according to usual definitions. Negative pregnancy test.

33

Clin Cancer Res (2020) 26 (1): 35–45.

 VEGF inhibition to shift tumor glycolytic reliance towards mitochondrial dependence  ME-344, as a mitochondrial inhibitor, observed to induce inhibition of mitochondrial energy production  Antiangiogenic resistance is a major challenge in cancer therapeutics  ME-344 In Combination with Bevacizumab in Her2-negative Breast Cancer Patients Demonstrates Anti-tumor Activity  ME-344, a Novel Mitochondrial Inhibitor: Potential to Prevent Anti-Angiogenic Escape in Combination with Bevacizumab  34  ASCO 2019 ME-344 Poster

ME-344 Phase 1b Study Intended to Show Clinical Proof-of-Concept in Combination with VGEF Inhibition in Randomized Study

- Patients with

Primary objective:

Secondary objectives: OS, safety

FPI 1H 2023

Cohort 1
ME-344 + Bevacizumab
28-day cycle
N = 20
(Open expansion cohort if 4-mo PFS of > 20%)

Data Read Out ~Q4 2023

Cohort 1 Expansion
ME-344 + Bevacizumab
28-day cycle
N = 20

Treatment until disease progression or unacceptable toxicity

35

ME-344 Summary  ME-344 demonstrated potential to prevent anti-angiogenic escape  ME-344 demonstrated Ki67 decrease compared to placebo in HER2-negative breast cancer study, indicative of antitumor activity  Pharmacodynamics supports on-target effect  Normalized tumor vasculature and hypoxia correction correlate with enhanced antitumor activity  Phase 1b trial evaluating ME-344 + bevacizumab in patients with relapsed metastatic colorectal cancer intended to show proof of principle:  Data to support ME-344 value in combination with bevacizumab/VEGF inhibition as SoC  Data from the Phase 1b study to support opening enrollment in an expansion cohort are expected around the end of 2023.   36

 A Combined Company with Significant Opportunities for Value Creation  Experienced Leadership Team  Three differentiated, promising, clinical candidates based on solid science and data  Pipeline led by planned eganelisib Phase 2 HNSCC Study*  Expected Funding though mid-2025 and clinical data over the next 12-24 months  Pipeline intended to address known resistance mechanisms and enhance existing therapies  &  37  * Planned study and subject to FDA review.

 February 23, 2023  MEI Pharma and Infinity Pharmaceuticals Announce Definitive Merger Agreement to Advance 3 Promising Clinical Oncology Candidates

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